EXHIBIT 99.1


                             ON STAGE ENTERTAINMENT
                              4625 West Nevso Drive
                               Las Vegas, NV 89103
                              Administrative Phone:
                                 (702) 253-1333
                               Fax: (702) 253-1122

                             FOR IMMEDIATE RELEASE

                 ON STAGE ENTERTAINMENT IN DEFINITIVE AGREEMENT
                            TO ACQUIRE COUNTRY TONITE

Premier Country Music-Themed Production Added to On Stage Lineup Company Also Announces Pending

                              Financing Agreements

Las Vegas - September 22, 1998 - On Stage Entertainment, Inc. (On Stage) (Nasdaq Small Cap: ONST, ONSTW) today announced that it has entered into a definitive agreement to purchase substantially all of the assets of Country Tonite Enterprises, Inc., Las Vegas, and CRC of Branson, Inc., Branson, Missouri, for $13.8 million from Casino Resource Corporation (Nasdaq: CSNR), Biloxi, Mississippi.

         The assets purchased by On Stage include substantially all of the income producing assets and associated real and personal property of the Country Tonite Show in Branson, a premier country-music themed production show, and a one year performance contract to produce the Country Tonite Show at the Country Tonite Theater in Pigeon Forge, Tennessee. The Country Tonite Theater in Pigeon Forge is not included in the transaction. On Stage plans to fund the purchase using $6.0 million of its mortgage-financing facility, $6.5 million by privately placing equity and $1.3 million by issuing a two-year 9.5% promissory note to the seller. The transaction is subject to various conditions, including On Stage securing financing and Casino Resource Corporation shareholders approving the transaction. Assuming these conditions are met, the transaction is expected to be completed by December 1998.

         For the year ended September 30, 1997, the revenues of the assets to be purchased were $10.7 million and earnings before interest, taxes, depreciation, amortization, and management feels charged by Casino Resource Corporation were $3.9 million.

         The Country Tonite Show is one of the nation's preeminent country-themed musical and variety shows, seen by millions of fans in its seven-year existence. The show was named the Country Music Associations of America best live country show in America in 1993, 1994, and 1995. Additionally, the show was inducted into that organization's Hall of Fame in 1996.

         David Hope, President and COO of On Stage, commented, "We are excited to add the strong Country Tonite brand to the On Stage lineup. The transaction is strategically significant for three reasons. First, by adding to our existing presence in the popular and rapidly growing Branson market we are pursuing our strategy to cluster live productions in key tourist destinations. Second, we see excellent prospects for rolling out subsequent productions of Country Tonite in new markets where we already operate. And third, the acquisition is a further step in our ongoing effort to consolidate the highly fragmented middle market live theater and dinner theater industries. We look forward to applying our operational and production skill to enhance the success of this valuable live entertainment asset."

         Separately, the Company reported it has recently engaged Imperial Capital, LLC, a Beverly Hills-based investment bank, to advise the Company on potential strategic financing alternative. On Stage's board of directors has formed a special committee to work with Imperial Capital in this regard. In addition, to meet the Company's short term liquidity needs and help finance the Company's future expansion plans, the Company plans to raise $500,000 under its existing mortgage facility and an additional $500,000 through a private placement of restricted common stock. The Company expects both transactions to close by the end of the month. On Stage also signed a proposal to increase its senior credit facilities from $2.5 million to $5.0 million with a new lender, subject to due diligence and various other conditions. Assuming completion of these financing arrangements, On Stage anticipates having adequate working capital to fund operations at least through the end of 1999.

         On  Stage   Entertainment,   Inc.   Produces  and  markets   theatrical
productions and operates live theaters and dinner theaters worldwide. The Company has thirteen award winning stage spectaculars running worldwide, including Legends in Concert(R) shows, dinner shows and variety shows. In addition, in 1997, On Stage sold over 180 productions to commercial clients, which include casinos, corporations, fair and expositions, theme and amusement parks, and cruise lines.

This document contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include certain information relating to anticipated acquisitions, as well as other forward-looking statements, that may be contained elsewhere in this document. For such statements, On Stage claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reforms Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those discussed in the various documents filed by On Stage with the Securities and Exchange Commission.

                                      # # #


For further information, contact:
Kiran Sidhu                                         Jeff Majtyka/Ryan Barr
Chief Financial Officer                             Brainerd Communicators, Inc.
On Stage Entertainment, Inc.                        212-986-6667
702-253-1333 (tel.)
702-257-2367 (fax)